Exhibit 4.18
SALE OF ASSETS AGREEMENT (PLANT)
between
PAMODZI GOLD FREE STATE (PROPRIETARY) LIMITED
(IN PROVISIONAL LIQUIDATION)
and
HARMONY GOLD MINING COMPANY LIMITED

TABLE OF CONTENTS

1	PARTIES	1
2	INTERPRETATION	1
3	INTRODUCTION	10
4	CONDITIONS PRECEDENT	10
5	TRIGGER EVENT	12
6	SALE	12
7	PURCHASE CONSIDERATION	12
8	PAYMENT OF THE PURCHASE CONSIDERATION	13
9	USE OF THE PURCHASE CONSIDERATION	13
10	CLOSING	14
11	VALUE OF SPECIFIED ASSETS	15
12	REVIEW OF EQUIPMENT AND INFRASTRUCTURE	16
13	BUSINESS LIABILITIES	16
14	REHABILITATION LIABILITIES	16
15	OPERATION OF THE PSGM PLANT	16
16	WARRANTIES BY THE SELLER	17
17	GENERAL WARRANTIES	18
18	EMBARGO	19
19	CONFIDENTIALITY	19
20	PUBLICITY	21
21	SUPPORT	22
22	BREACH	22
23	DISPUTE RESOLUTION	23
24	NOTICES AND DOMICILIA	24
25	BENEFIT OF THE AGREEMENT	25
26	APPLICABLE LAW AND JURISDICTION	25
27	GENERAL	25
28	COSTS	26
29	SIGNATURE	27
ANNEXURES
ANNEXURE “1”: PSGM PLANT AREA
ANNEXURE “2”: SPECIFIED ASSETS
ANNEXURE “3”: SURFACE RIGHT PERMITS

WHEREBY THE PARTIES AGREE AS FOLLOWS —
1	PARTIES
1.1	Pamodzi Gold Free State (Proprietary) Limited (in provisional liquidation); and

1.2	Harmony Gold Mining Company Limited
2	INTERPRETATION
2.1	In this Agreement —
2.1.1	clause headings are for convenience only and are not to be used in its interpretation;

2.1.2	an expression which denotes —
2.1.2.1	any gender includes the other genders;

2.1.2.2	a natural person includes a juristic person and vice versa; and

2.1.2.3	the singular includes the plural and vice versa.
2.2	In this Agreement, unless the context indicates a contrary intention, the following words and expressions bear the meanings assigned to them and cognate expressions bear corresponding meanings —
2.2.1	“Administration Expenses Agreement” means the written agreement entered into between the Purchaser and the Seller on 7 August 2009, in terms of which the Purchaser agreed to pay the Seller an amount of R5,000,000 (five million rand) in respect of certain expenses to be incurred by the Seller;

2.2.2	“AFSA” means the Arbitration Foundation of Southern Africa;

2.2.3	“Agreement” means this sale of assets agreement;

2.2.4	“Applicable Date” means 7 August 2009;

2.2.5	“Budget” shall bear the meaning ascribed to it in the Administration Expenses Agreement and shall include any other budget agreed to in writing between the Parties from time to time;

2.2.6	“Business” means the gold mining, processing and related business carried on by the Seller under the name and style of “President Steyn Gold Mine” prior to the Signature Date, which business included the operation of the Steyn Shafts and the Sale Assets;

2.2.7	“Business Liabilities” means all liabilities of whatsoever nature or kind, and wherever and howsoever arising, of the Seller other than the Rehabilitation Liabilities;

2.2.8	“Companies Act” means the Companies Act, 1973;

2.2.9	“Condition Precedent Fulfilment Date” the date on which the last of the Conditions Precedent has been fulfilled or waived, as the case may be;

2.2.10	“Conditions Precedent” means the conditions precedent set out in clause 4.1;

2.2.11	“DMR” means the Department of Mineral Resources of the Government of the Republic of South Africa;

2.2.12	“Effective Date” means if there has been —
2.2.12.1.1	no deterioration or damage as contemplated in clause 12.1, the 2nd (second) business day after the Measurement Date; or

2.2.12.1.2	deterioration or damage as contemplated in clause 12.1, the 2nd (second) business day after the later of the Measurement Date and the date of determination of the cost of restoration in terms of clause 12.1;
2.2.13	“Employees” means all employees of the Seller who are employed exclusively or predominantly in respect of the Sale Assets, other than the Management Employees;

2.2.14	“Equipment and Infrastructure” means all equipment, infrastructure, spares and inventory owned and used by the Seller in or in connection with the PSGM Plant —
2.2.14.1	which was situated on the PSGM Plant Area as at the Applicable Date; and/or

2.2.14.2	which is held by contractors or service suppliers for repair, refurbishment or reconditioning;
2.2.15	“Independent Auditors” means such independent auditors as may be agreed between the Seller and the Purchaser, or failing agreement within 10 (ten) business days from the date of a request by either Party for such agreement, appointed by the Executive President for the time being of the South African Institute of Chartered Accountants from one of the 4 (four) largest (based on number of partners) independent firms of auditors in South Africa at the time;
2.2.16	“Labour Relations Act” means the Labour Relations Act, 1995;

2.2.17	“Liquidators” means the provisional liquidators of the Seller being Allan David Pellow, Barend Peterson, Deon Marius Botha, Enver Mohammed Motala, Gavin Cecil Gainsford and Johan Engelbrecht;

2.2.18	“Management Employees” means all management level employees of the Seller who are employed exclusively or predominantly in respect of the Sale Assets;

2.2.19	“Management Termination Agreements” means written agreements in terms of section 197(6) of the Labour Relations Act entered or to be entered into between the Seller, the Purchaser, Avgold Limited and the Management Employees, in terms of which the employment of the Management Employees with the Seller will be terminated for operational reasons with effect from a date which is prior to the Effective Date, and the Management Employees waive all of their rights and claims against the Purchaser’s Group under sections 197 and 197A of the Labour Relations Act arising pursuant to the Sale.

2.2.20	“Measurement Date” means the —
2.2.20.1	2nd (second) business day immediately succeeding the day on which the last of the Conditions Precedent has been fulfilled or waived, as the case may be; or

2.2.20.2	if the Purchaser has indicated to the Seller at any time on or before the date referred to in clause 2.2.20.1 that it is of the view that any of the Specified Assets has been removed from the PSGM Plant and/or the PSGM Plant Area, the 2nd (second) business day immediately succeeding the day on which the value of such Specified Asset(s) is agreed or determined in accordance with the provisions of clause 11.1;
2.2.21	“North Sale Agreement” means a written agreement entered or to be entered into between Avgold Limited and the Seller in terms of which Avgold Limited acquires the gold mining, processing and related business owned by the Seller and known as “President Steyn North Division”;

2.2.22	“Parties” means the parties to this Agreement;

2.2.23	“PSGM Plant” means the gold processing plant owned by the Seller and located on the PSGM Plant Area;

2.2.24	“PSGM Plant Gold” means —
2.2.24.1	all gold and gold bearing material situated in the PSGM Plant as at the Applicable Date;

2.2.24.2	all gold and gold bearing material up to 50 (fifty) metres under the PSGM Plant Area; and

2.2.24.3	all gold and gold bearing material on the PSGM Plant Area as at the Applicable Date;
2.2.25	“PSGM Plant Area” means the area outlined in blue and labelled “GOLD PLANT AREA” on the plan annexed hereto as annexure “1”;

2.2.26	“Purchase Consideration” means the amount payable by the Purchaser to the Seller for the Sale Assets in terms of this Agreement, details of which are set out in clause 7;

2.2.27	“Purchaser” means Harmony Gold Mining Company Limited, registration number 1950/038232/06, a limited liability public company duly incorporated in the Republic of South Africa;

2.2.28	“Purchaser’s Attorneys” means Cliffe Dekker Hofmeyr Incorporated, registration number 2008/018923/21, a limited liability private company duly incorporated in the Republic of South Africa;

2.2.29	“Purchaser’s Group” means the Purchaser and its subsidiaries;

2.2.30	“Rehabilitation Liabilities” means the Seller’s obligations to rehabilitate all environmental disturbances, including health and pollution, and degradation existing within the PSGM Plant Area (including any object and/or thing beneath the PSGM Plant Area) as at the Effective Date, and shall include —
2.2.30.1	all restoration, anti-pollution measures, anti-flooding measures, making safe, rehabilitation, compliance with the terms of any rehabilitation plans and/or programs approved by the DMR; and

2.2.30.2	all compliance with all lawful directives of all regulatory authorities;
2.2.31	“Related Agreements” means the Waste Rock Dump Sale Agreement, the North Sale Agreement and the South Sale Agreement;

2.2.32	“Sale” means the sale by the Seller of the Sale Assets to the Purchaser in terms of this Agreement;

2.2.33	“Sale Assets” means —
2.2.33.1	the PSGM Plant;

2.2.33.2	the PSGM Plant Gold;

2.2.33.3	the Equipment and Infrastructure;

2.2.33.4	the Surface Right Permits; and

2.2.33.5	the Servitudes;
2.2.34	“Seller” means Pamodzi Gold Free State (Proprietary) Limited (in provisional liquidation), registration number 1998/019764/07, a limited liability private company duly incorporated in the Republic of South Africa, duly represented herein by the Liquidators;

2.2.35	“Seller’s Designated Account” means the bank account nominated by the Seller, the details of which are set out below, or such other account as the Seller may designate in writing on 5 (five) business days notice to the Purchaser —

Name of Account:	Pamodzi Gold Free State (Proprietary) Limited (In Liquidation)
Bank:	Absa Bank Limited
Branch:	Auckland Park
Branch Code:	632005
Account Number:	407 451 2528
2.2.36	“Servitudes” means all servitudes granted to and used by the Seller in connection with the Sale Assets, or which relate in any way to the Sale Assets, and which are capable of being transferred by the Seller to the Purchaser;

2.2.37	“Signature Date” means the date of signature of this Agreement by the Party last signing;

2.2.38	“South Sale Agreement” means a written agreement entered or to be entered into between the Purchaser and the Seller in terms of which the Purchaser acquires the gold mining, processing and related business owned by the Seller and known as “President Steyn South Division”;

2.2.39	“Specified Assets” means the assets listed in annexure “2”, which form part of the Sale Assets, photographs of which were taken on the Applicable Date and are contained on 2 (two) identical compact discs signed by the Parties on the Signature Date and held in escrow by each of the Purchaser’s Attorneys and Knowles Husain Lindsay Attorneys;

2.2.40	“Steyn Shafts” means the gold mines known as Steyn 1 Shaft, Steyn 2 Shaft, Steyn 3 Shaft (previously known as Loraine 3 Shaft), Steyn 7 Shaft (previously known as Freddies 7 Shaft) and Steyn 9 Shaft (previously known as Freddies 9 Shaft) and the ventilation shafts known as Steyn 1A Shaft, Steyn 4 Shaft (previously known as Loraine 4 Shaft) and Steyn 8 Shaft (previously known as Freddies 8 Shaft);

2.2.41	“Surface Right Permits” means the surface right permits used by the Seller in connection with the Sale Assets, including those listed in annexure “3”;

2.2.42	“Termination Agreements” means the Union Termination and Recall Agreement and the Management Termination Agreements;

2.2.43	“Trigger Event” means the occurrence of 1 (one) or more of the following —
2.2.43.1	any of the Termination Agreements not being unconditional in all respects;

2.2.43.2	any of the Termination Agreements not being of full force and effect for any reason whatsoever;

2.2.43.3	any of the Termination Agreements having been amended or varied in any way whatsoever without the Purchaser’s prior written consent;

2.2.43.4	any of the Specified Assets, which has a value (as agreed or determined in accordance with the provisions of clause 11) of R10,000,000 (ten million rand) or more, having been removed from the PSGM Plant and/or the PSGM Plant Area;

2.2.43.5	Specified Assets, which have an aggregate value (as agreed or determined in accordance with the provisions of clause 11) of R10,000,000 (ten million rand) or more, having been removed from the PSGM Plant and/or the PSGM Plant Area;

2.2.43.6	the Seller being in breach of this Agreement or having failed to comply with any of its obligations under this Agreement which are required to have been complied with as at the Measurement Date; and

2.2.43.7	any one or more events, circumstances, conditions or changes which result in, or which will result in, individually or in the aggregate, a material adverse impact on the Sale Assets and which has reduced, or will reduce, the value of the Sale Assets on a permanent basis by at least R10,000,000 (ten million rand), provided that any changes in market conditions, of whatsoever nature or kind, including fluctuations in interest rates and commodity prices and changes in the availability of products, shall not constitute a Trigger Event and shall not be taken into account in any manner in determining any reduction in the value of the Sale Assets;
2.2.44	“Union Termination and Recall Agreement” means a written agreement(s) in terms of section 197(6) of the Labour Relations Act entered or to be entered into between the Seller, the Purchaser, Avgold Limited and the appropriate person(s) or body(ies) referred to in section 189(1) of the Labour Relations Act in respect of the Employees (“Authorised Person”), in terms of which the -
2.2.44.1	Authorised Person agrees to the termination of the Employees’ employment with the Seller for operational reasons with effect from a date which is prior to the Effective Date, and waives all of the Employees’ and, where applicable, the Authorised Person’s, rights and claims against the Purchaser’s Group under sections 197 and 197A of the Labour Relations Act arising pursuant to the Sale; and

2.2.44.2	Purchaser or Avgold Limited, as the case may be, agrees to recall some or all of the Employees on and subject to specified terms and conditions;
2.2.45	“VAT” means value-added tax as levied from time to time in terms of the VAT Act;

2.2.46	“VAT Act” means the Value-Added Tax Act, 1991;

2.2.47	“Warranties” means the warranties expressly given by the Seller to the

Purchaser in terms of this Agreement; and
2.2.48	“Waste Rock Dump Sale Agreement” means a written agreement entered or to be entered into between Avgold Limited and the Seller in terms of which Avgold Limited acquires the waste rock dump owned by the Seller and known as “Freddies 9 Shaft Waste Rock Dump”.
2.3	Any substantive provision, conferring rights or imposing obligations on a Party and appearing in any of the definitions in this clause 1 or elsewhere in this Agreement, shall be given effect to as if it were a substantive provision in the body of the Agreement.

2.4	Words and expressions defined in any clause shall, unless the application of any such word or expression is specifically limited to that clause, bear the meaning assigned to such word or expression throughout this Agreement.

2.5	Subject to clauses 2.6, 2.8 and 2.17, defined terms appearing in this Agreement in title case shall be given their meaning as defined, while the same terms appearing in lower case shall be interpreted in accordance with their plain English meaning.

2.6	The terms “holding company” and “subsidiary” shall bear the meanings assigned thereto in the Companies Act.

2.7	A reference to any statutory enactment shall be construed as a reference to that enactment as at the Signature Date and as amended or substituted from time to time.

2.8	Reference to “days” shall be construed as calendar days unless qualified by the word “business”, in which instance a “business day” will be any day other than a Saturday, Sunday or public holiday as gazetted by the government of the Republic of South Africa from time to time. Any reference to “business hours” shall be construed as being the hours between 08h30 and 17h00 on any business day. Any reference to time shall be based upon South African Standard Time.

2.9	Unless specifically otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day falls on a day that is not a business day, the next succeeding business day.

2.10	Where figures are referred to in numerals and in words, and there is any conflict between the two, the words shall prevail, unless the context indicates a contrary intention.

2.11	No provision herein shall be construed against or interpreted to the disadvantage of a Party by reason of such Party having or being deemed to have structured, drafted or introduced such provision.

2.12	The Parties, unless specifically otherwise provided, shall be deemed to be contracting as principals and not as agents.

2.13	The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

2.14	The words “include” and “including” mean “include without limitation” and “including without limitation”. The use of the words “include” and “including” followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it.

2.15	Whenever any person is required to act “as an expert and not as an arbitrator” in terms of this Agreement, then -
2.15.1	the determination of the expert shall (in the absence of manifest error) be final and binding;

2.15.2	subject to any express provision to the contrary, the expert shall determine the liability for his or its charges, which shall be paid accordingly;

2.15.3	the expert shall be entitled to determine such methods and processes as he or it may, in his or its sole discretion, deem appropriate in the circumstances provided that the expert may not adopt any process which is manifestly biased, unfair or unreasonable;

2.15.4	the expert shall consult with the relevant Parties (provided that the extent of the expert’s consultation shall be in his or its sole discretion) prior to rendering a determination; and

2.15.5	having regard to the sensitivity of any confidential information, the expert shall be entitled to take advice from any person considered by him or it to have expert knowledge with reference to the matter in question.

2.16	Any reference in this Agreement to “this Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document, as amended, varied, novated or supplemented from time to time.

2.17	This Agreement incorporates the annexures which annexures shall have the same force and effect as if set out in the body of this Agreement. In this Agreement the words “clause” or “clauses” and “annexure” or “annexures” refer to clauses of and annexures to this Agreement.
3	INTRODUCTION
3.1	The Seller is the beneficial, and where applicable registered, owner of the Sale Assets.

3.2	The Purchaser wishes to purchase the Sale Assets and the Seller wishes to sell the Sale Assets to the Purchaser on the terms and conditions herein contained.

3.3	The Parties wish to record in writing their agreement in respect of the above and matters ancillary thereto.
4	CONDITIONS PRECEDENT
4.1	Save for clauses 1 to 4, clause 15 and clauses 17 to 29 (both inclusive) all of which will become effective immediately, this Agreement is subject to the fulfilment of the Conditions Precedent that —
4.1.1	by not later than 17h00 on 30 October 2009, the Purchaser is satisfied, acting reasonably, that all necessary steps have been taken and documents signed so as to ensure that the Surface Right Permits and Servitudes can be transferred to the Purchaser, and such transfers can, to the extent necessary, be registered in the Mining Titles Office, forthwith after the Effective Date;

4.1.2	by not later than 17h00 on 20 November 2009, the Purchaser has obtained all necessary approvals under the National Nuclear Regulator Act, 1999 to enable it to decommission and dismantle the PSGM Plant;

4.1.3	by not later than 17h00 on 18 September 2009, The Industrial Development Corporation of Southern Africa Limited has consented to the Sale and the Seller has provided the Purchaser with written proof of such consent in a form and substance acceptable to the Purchaser;

4.1.4	by not later than 17h00 on 18 September 2009, the North Gauteng High Court, Pretoria has approved the Sale;

4.1.5	by not later than 17h00 on 8 September 2009, the Related Agreements have been entered into;

4.1.6	by not later than 17h00 on 18 September, the Waste Rock Dump Sale Agreement has become unconditional in accordance with its terms, save insofar as it is conditional on this Agreement becoming unconditional;

4.1.7	by not later than 17h00 on 8 September 2009, the Union Termination and Recall Agreement has been entered into; and

4.1.8	by not later than 17h00 on 20 November 2009, the Management Termination Agreements have been entered into and have become unconditional in all respects.
4.2	The Parties shall use their commercially reasonable endeavours and the Parties will co-operate in good faith to procure the fulfilment of the Conditions Precedent as soon as reasonably possible after the Signature Date.

4.3	The Conditions Precedent set out in —
4.3.1	clauses 4.1.1, 4.1.2, 4.1.3 and 4.1.5 to 4.1.8 (both inclusive) have been inserted for the benefit of the Purchaser which will be entitled to waive fulfilment of any of the said Conditions Precedent, in whole or in part, on written notice to the Seller prior to the expiry of the relevant time periods set out in those clauses; and

4.3.2	clause 4.1.4 is not capable of being waived.
4.4	The Purchaser shall be entitled to extend the date for fulfilment of all or any of the Conditions Precedent on written notice to the Seller, provided that no such extension in respect of any Condition Precedent shall be more than 60 (sixty) business days in the aggregate.

4.5	Unless all the Conditions Precedent have been fulfilled or waived, as the case may be, by not later than the date for fulfilment thereof set out above (or such later date/s as may be extended in terms of clause 4.4 or as may be agreed between the Parties in writing) the provisions of this Agreement, save for clauses 1 to 4, clause 15 and clauses 17 to 29 (both inclusive) which will remain of full force and effect, will never become of any force or effect and the status quo ante will be restored as near as may be possible and neither of the Parties will have any claim against the other in terms hereof or arising from the failure of the Conditions Precedent, save for any claims arising from a breach of clause 4.2.
5	TRIGGER EVENT
5.1	Notwithstanding the fulfilment or waiver of the Conditions Precedent, the Purchaser shall not be obliged to pay the Purchase Consideration or proceed with the Sale, and shall be entitled to terminate this Agreement on written notice to the Seller, in the event that a Trigger Event has occurred at any time on or before the Measurement Date.

5.2	In the event that the Purchaser terminates this Agreement in accordance with the provisions of clause 5.1, the status quo ante will be restored as near as may be possible and, without prejudice to the Parties’ rights in terms of clause 22, neither of the Parties will have any claim against the other arising from such termination.
6	SALE
6.1	The Seller hereby sells to the Purchaser which hereby purchases the Sale Assets.

6.2	Notwithstanding the Signature Date, the Sale will take place on the Effective Date and ownership of and risk in and benefit attaching to the Sale Assets will, against payment of the Purchase Consideration, pass to the Purchaser on the Effective Date.

6.3	Possession and effective control of the Sale Assets will be given to the Purchaser on the Effective Date.
7	PURCHASE CONSIDERATION
7.1	The Purchase Consideration is an amount of R100,000,000 (one hundred million rand), less —
7.1.1	the value (as agreed or determined in accordance with the provisions of clause 11) of any of the Specified Assets which have been removed from the PSGM Plant and/or the PSGM Plant Area at any time on or before the Effective Date;

7.1.2	the aggregate of the cost of restoration of the Equipment and Infrastructure agreed or determined in accordance with the provisions of clause 12.1; and

13

7.1.3	any amount paid by the Purchaser, or any member of the Purchaser’s Group, in consultation with and for and on behalf of the Seller and/or the Liquidators (other than in terms of the Administration Expenses Agreement) at any time prior to the Effective Date and which has not been repaid or deducted from the purchase consideration payable under the Waste Rock Dump Sale Agreement, the South Sale Agreement or the North Sale Agreement,
plus VAT thereon.

7.2	The Parties agree that the Purchase Consideration will be allocated between the Sale Assets as follows —
7.2.1.1	the PSGM Plant Gold, 85% (eighty five percent) of the Purchase Consideration; and

7.2.1.2	the PSGM Plant, the Equipment and Infrastructure, the Surface Right Permits and the Servitudes, 15% (fifteen percent) of the Purchase Consideration.
8	PAYMENT OF THE PURCHASE CONSIDERATION
8.1	The Purchase Consideration will be paid by the Purchaser on the Effective Date against compliance by the Seller with the provisions of clause 10.

8.2	All payments to be made in terms of this Agreement will be made by electronic transfer of immediately available and freely transferable funds to the Seller’s Designated Account, free of any deductions or set-off whatsoever, in the currency of the Republic of South Africa.
9	USE OF THE PURCHASE CONSIDERATION

Unless otherwise consented to by the Purchaser in writing, which consent shall not be unreasonably withheld or unless otherwise prevented by operation of law, the Purchase Consideration shall be utilised by the Seller exclusively to pay —
9.1	the costs and expenses in respect of “Care and Maintenance” (as defined in the Administration Expenses Agreement); and

9.2	all or part of the amounts payable to employees of the Seller whose employment has been terminated for operational reasons, as specifically provided for in the Budget and otherwise on mutatis mutandis the same basis as set out in clauses 4.2 to 4.6 (both inclusive) of the Administration

Expenses Agreement.

10	CLOSING
10.1	On the Effective Date representatives of the Parties shall meet at 10h00 at the offices of the Purchaser’s Attorneys or such other place as the Parties may agree, at which meeting the Seller will deliver to the Purchaser —
10.1.1	a tax invoice in respect of the Purchase Consideration;

10.1.2	all of the Sale Assets, by such mode of actual or constructive delivery as shall be appropriate in the circumstances; and

10.1.3	to the extent to which they exist, all books, records and other relevant documents pertaining solely to the Sale Assets, provided that -
10.1.3.1	insofar as the Seller is obliged in law to retain any such book, record or document, it shall deliver a photocopy thereof to the Purchaser; and

10.1.3.2	if the Seller requires, at any time after the Effective Date, to make copies of or inspect any such book, record or document relating to any period prior to the Effective Date, in terms of or in order to comply with any law or other legal obligation, it shall be entitled to do so during normal business hours upon reasonable notice to the Purchaser.
10.2	The Seller hereby undertakes to sign and execute, upon request by the Purchaser, all such documents as may be required to procure, at the cost of the Purchaser, the transfer and, to the extent possible, the registration of the transfer of the Surface Right Permits, Servitudes and any other Sale Assets into the name of the Purchaser.

10.3	The Parties may, by agreement in writing, dispense with a meeting on the Effective Date and may instead ensure delivery of the documents referred to in clause 10.1 and clause 10.2, and payment of the Purchase Consideration, in such other manner as they agree to be convenient.

10.4	Transfer of the Surface Right Permits and the Servitudes into the name of the Purchaser shall be given to the Purchaser promptly after the Purchaser has paid the costs of and incidental to the transfer of the Surface Right Permits and the Servitudes into the name of the Purchaser. Transfer shall be effected by the Purchaser’s Attorneys. The Purchaser and the Seller shall, on request from the Purchaser’s Attorneys, sign all documents required to be signed by the

Purchaser’s Attorneys in order that transfer of the Surface Right Permits and the Servitudes may be effected.

10.5	If the Seller fails to sign and execute any document referred to in this clause 10 within 5 (five) business days of any written request therefor by the Purchaser, the Seller hereby irrevocably appoints the Purchaser as its attorney and agent in rem suam to do all such things and sign and execute any documents on its behalf to procure the relevant transfer or registration.

10.6	The Seller shall, between the Signature Date and the Effective Date, deliver copies of all notices, reports, plans and correspondence created or received by it and/or the Liquidators and which materially affect the Sale Assets to the Purchaser.
11	VALUE OF SPECIFIED ASSETS
11.1	The Specified Assets will be reviewed by the Parties on or as soon as possible after the Condition Precedent Fulfilment Date. Should any of the Specified Assets —
11.1.1	which has a value of R10,000,000 (ten million rand) or more; and/or

11.1.2	which have an aggregate value of R10,000,000 (ten million rand) or more, have been removed from the PSGM Plant and/or the PSGM Plant Area since the Applicable Date, the cost of replacing such Specified Assets will be agreed between the Parties or, failing agreement within 48 (forty eight) hours, be determined by the Independent Auditors (acting as experts and not as arbitrators) at the request of either of the Parties.

11.2	If and to the extent that the Purchaser has not notified the Seller that it is of the view that any of the Specified Assets —
11.2.1	which has a value of R10,000,000 (ten million rand) or more; and/or

11.2.2	which have an aggregate value of R10,000,000 (ten million rand) or more, has/have been removed from the PSGM Plant and/or the PSGM Plant Area since the Applicable Date, within 10 (ten) business days of the Condition Precedent Fulfilment Date, there will be deemed not to have been any such removal.

12	REVIEW OF EQUIPMENT AND INFRASTRUCTURE
12.1	The condition of the Equipment and Infrastructure will be reviewed by the Parties on or as soon as possible after the Condition Precedent Fulfilment Date. Should the condition of any of the Equipment and Infrastructure have deteriorated or been damaged (excluding fair wear and tear) since the Applicable Date, the cost of restoring such Equipment and Infrastructure to the same condition it was in on the Applicable Date will be agreed between the Parties or, failing agreement within 48 (forty eight) hours, be determined by the Independent Auditors (acting as experts and not as arbitrators) at the request of either of the Parties.

12.2	If and to the extent that the Purchaser has not notified the Seller that it is of the view that there has been deterioration or damage as contemplated in clause 12.1 within 10 (ten) business days of the Condition Precedent Fulfilment Date, there will be deemed not to have been any such deterioration or damage.
13	BUSINESS LIABILITIES

The Seller hereby acknowledges and agrees that the Sale specifically excludes the Business Liabilities.

14	REHABILITATION LIABILITIES

The Seller hereby delegates the Rehabilitation Liabilities to the Purchaser, and the Purchaser hereby assumes the Rehabilitation Liabilities, with effect from the Effective Date.

15	OPERATION OF THE PSGM PLANT
15.1	The Seller shall procure that —
15.1.1	the PSGM Plant has not and is not operated in whole or in part at any time between the Signature Date and the Effective Date;

15.1.2	none of the Sale Assets (or any part thereof) are removed from the PSGM Plant Area for any reason whatsoever;

15.1.3	the PSGM Plant is closed on the Signature Date and adequately secured until the Effective Date; and

15.1.4	access to the PSGM Plant Area is, subject to the provisions of this clause 15, restricted to those persons in respect of which the prior written consent of the Purchaser has been obtained, which consent shall not be unreasonably withheld or delayed.
15.2	The Seller shall procure that the Purchaser and its employees, agents, representatives and advisers have full and unrestricted access to the Sale Assets at all times after the Signature Date.

15.3	The Seller shall, between the Signature Date and the Effective Date, keep the Purchaser appraised of all and any material decisions which the Seller intends to make in respect of the Sale Assets.

15.4	The Seller acknowledges that the Purchaser intends commencing the decommissioning and dismantling of the PSGM Plant as soon as possible after the Effective Date.

15.5	The Seller hereby undertakes, whether or not any of the Related Agreements are entered into or become unconditional in accordance with their terms, to —
15.5.1	procure that the Purchaser and its employees, agents, representatives and advisers have full and unrestricted access to the Sale Assets in perpetuity; and

15.5.2	procure that the Purchaser and its employees, agents, representatives and advisers are supplied, at the Purchaser’s cost (being the cost thereof to the Seller), with all water and electricity, so as to enable the decommissioning and dismantling of the PSGM Plant, by or on behalf of the Purchaser.

15.6	The Seller shall, between the Signature Date and the Effective Date, keep the Purchaser appraised of all and any material decisions which the Seller intends to make in respect of the PSGM Plant.

15.7	If the Seller fails to comply with any of the provisions of this clause 15, the Seller hereby irrevocably and unconditionally appoints the Purchaser as its attorney and agent in rem suam to do all such things and sign and execute any documents on its behalf so as to ensure compliance by the Seller with any such provisions.
16	WARRANTIES BY THE SELLER
16.1	The Seller hereby warrants to and in favour of the Purchaser that —
16.1.1	the Seller is the sole and beneficial owner of the Sale Assets (other than the Surface Right Permits) and the Liquidators have the right and are able to sell and give free and unencumbered title to the Sale Assets to the Purchaser;
16.1.2	the Seller is the beneficial holder of the Surface Right Permits, same being registered in the name of Free State Consolidated Gold Mines (Operations) Limited, and the Seller and the Liquidators will use their best endeavours to give free and unencumbered title to the Surface Right Permits to the Purchaser; and

16.1.3	subject to the fulfilment of the Conditions Precedent, no person has any right (whether pursuant to any option, right of first refusal or otherwise) to purchase or acquire (whether as security or otherwise) any of the Sale Assets other than the right to purchase trading stock in the normal course of business for value.
16.2	Each Warranty will —
16.2.1	be a separate Warranty and will in no way be limited or restricted by reference to or inference from the terms of any other Warranty or by any other words in this Agreement;

16.2.2	unless the context indicates a contrary intention, be given as at the Signature Date and the Effective Date; and

16.2.3	continue and remain in force notwithstanding the completion of the Sale.
16.3	It is recorded that the Purchaser has entered into this Agreement on the strength of the Warranties and on the basis that the Warranties will be correct on the Signature Date and the Effective Date.

16.4	Save for the Warranties and representations expressly given or made in this Agreement, no warranties or representations are given or made, in respect of the Sale Assets, or any other matter whatsoever, whether express, tacit or implied, and the Sale Assets are being sold on a voetstoots basis.
17	GENERAL WARRANTIES
17.1	Each of the Parties hereby warrants to and in favour of the other that —
17.1.1	it has the legal capacity and has taken all necessary corporate action required to empower and authorise it to enter into this Agreement;

17.1.2	this Agreement constitutes an agreement valid and binding on it and enforceable against it in accordance with its terms;

17.1.3	the execution of this Agreement and the performance of its obligations hereunder does not and shall not —
17.1.3.1	contravene any law or regulation to which that Party is subject;

17.1.3.2	contravene any provision of that Party’s constitutional documents; or

17.1.3.3	conflict with, or constitute a breach of any of the provisions of any other agreement, obligation, restriction or undertaking which is binding on it.
17.2	Each of the representations and warranties given by the Parties in terms of clause 17.1, shall —
17.2.1	be a separate warranty and will in no way be limited or restricted by inference from the terms of any other warranty or by any other words in this Agreement;

17.2.2	continue and remain in force notwithstanding the completion of any or all the transactions contemplated in this Agreement; and

17.2.3	prime facie be deemed to be material and to be a material representation inducing the other Party to enter into this Agreement.
18	EMBARGO

The Seller undertakes that during the period from the Signature Date to the Effective Date or until the failure of this Agreement to become unconditional in terms of clause 4 or to it being finally terminated for any reason (i.e. the termination is not, or is no longer, the subject of any dispute resolution process) it will not enter into any negotiation with, or seek to solicit any interest from, any third party in relation to the sale of the Sale Assets or any part thereof, whether directly or indirectly.

19	CONFIDENTIALITY
19.1	The Parties undertake that during the operation of, and after the expiration, termination or cancellation of, this Agreement for any reason, they will keep confidential —
19.1.1	any information which a Party (“Disclosing Party”) communicates to the other Party (“Recipient”) and which is stated to be or by its nature is intended to be confidential;

19.1.2	all other information of the same confidential nature concerning the Business or the business of a Disclosing Party which comes to the knowledge of the

Recipient whilst it is engaged in negotiating the terms of this Agreement or after its conclusion, including —
19.1.2.1	details of the Disclosing Party’s financial structures and operating results; and

19.1.2.2	details of the Disclosing Party’s strategic objectives and planning.
19.2	If a Recipient is uncertain about whether any information is to be treated as confidential in terms of this clause 19, it shall be obliged to treat it as such until written clearance is obtained from the Disclosing Party.

19.3	Each Party undertakes, subject to clause 19.4, not to disclose any information which is to be kept confidential in terms of this clause 19, nor to use such information for its own or anyone else’s benefit.

19.4	Notwithstanding the provisions of clause 19.3, a Recipient shall be entitled to disclose any information to be kept confidential if and to the extent only that the disclosure is bona fide and necessary for the purposes of carrying out its duties in terms of this Agreement.

19.5	The obligation of confidentiality placed on the Parties in terms of this clause 19 shall cease to apply to a Recipient in respect of any information which —
19.5.1	is or becomes generally available to the public other than by the negligence or default of the Recipient or by the breach of this Agreement by the Recipient;

19.5.2	the Disclosing Party confirms in writing is disclosed on a non-confidential basis;

19.5.3	has lawfully become known by or come into the possession of the Recipient on a non-confidential basis from a source other than the Disclosing Party having the legal right to disclose same, provided that such knowledge or possession is evidenced by the written records of the Recipient existing at the Signature Date; or

19.5.4	is disclosed pursuant to a requirement or request by operation of law, regulation or court order, to the extent of compliance with such requirement or request only and not for any other purpose, provided that —
19.5.5	the onus shall at all times rest on the Recipient to establish that information falls within the exclusions set out in clauses 19.5.1 to 19.5.4;
19.5.6	information will not be deemed to be within the foregoing exclusions merely because such information is embraced by more general information in the public domain or in the Recipient’s possession; and

19.5.7	any combination of features will not be deemed to be within the foregoing exclusions merely because individual features are in the public domain or in the Recipient’s possession, but only if the combination itself and its principle of operation are in the public domain or in the Recipient’s possession.
19.6	In the event that the Recipient is required to disclose confidential information of the Disclosing Party as contemplated in clause 19.5.4, the Recipient will —
19.6.1	advise the Disclosing Party thereof in writing prior to disclosure, if possible;

19.6.2	take such steps to limit the disclosure to the minimum extent required to satisfy such requirement and to the extent that it lawfully and reasonably can;

19.6.3	afford the Disclosing Party a reasonable opportunity, if possible, to intervene in the proceedings;

19.6.4	comply with the Disclosing Party’s reasonable requests as to the manner and terms of any such disclosure; and

19.6.5	notify the Disclosing Party of the recipient of, and the form and extent of, any such disclosure or announcement immediately after it is made.
20	PUBLICITY
20.1	Subject to clause 20.3, each Party undertakes to keep confidential and not to disclose to any third party, save as may be required in law (including, where applicable, by the rules of any securities exchange on which the shares of either of the Parties, or the shares of a holding company of either of the Parties, may be listed) or permitted in terms of this Agreement, the nature, content or existence of this Agreement.

20.2	No announcements of any nature whatsoever will be made by or on behalf of a Party relating to this Agreement without the prior written consent of the other Party, save for any announcement or other statement required to be made in terms of the provisions of any law (or, where applicable, by the rules of any securities exchange on which the shares of either of the Parties, or the shares of a holding company of either of the Parties, may be listed), in which event the Party obliged to make such statement will first consult with the other Party in order to enable them in good faith to attempt to agree the content of such announcement, which (unless agreed) must go no further than is required in terms of such law or rules. This will not apply to a Party wishing to respond to the other Party which has made an announcement of some nature in breach of this clause.

20.3	This clause 20 shall not apply to any disclosure made by a Party to its professional advisors or consultants, provided that they have agreed to the same confidentiality undertakings, or to any judicial or arbitral tribunal or officer, in connection with any matter relating to this Agreement or arising out of it.
21	SUPPORT

The Parties undertake at all times to do all such things, perform all such actions and take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and/or import of this Agreement.

22	BREACH
22.1	If a Party (“Defaulting Party”) commits any breach of this Agreement and fails to remedy such breach within 5 (five) business days (“Notice Period”) of written notice requiring the breach to be remedied, then the Party giving the notice (“Aggrieved Party”) will be entitled, at its option to —
22.1.1	claim immediate specific performance of all or any of the Defaulting Party’s obligations under this Agreement, with or without claiming damages, whether or not such obligation has fallen due for performance; or

22.1.2	cancel this Agreement, with or without claiming damages, in which case written notice of the cancellation shall be given to the Defaulting Party, and the cancellation shall take effect on the giving of the notice.
22.2	It is agreed that a breach of any of the Related Agreements by any of the parties to those agreements, and a failure to remedy any such breach in the time period provided therefor, shall ipso facto constitute a breach of this Agreement entitling either Party to exercise the rights set out in this clause 22, provided that the Party exercising such rights is not the party which is in breach of the relevant Related

Agreement.

22.3	The Aggrieved Party’s remedies in terms of this clause 22 are without prejudice to any other remedies to which the Aggrieved Party may be entitled in law.
23	DISPUTE RESOLUTION
23.1	In the event of there being any dispute or difference between the Parties arising out of this Agreement, the said dispute or difference shall on written demand by either Party be submitted to arbitration in Johannesburg in accordance with the AFSA rules, which arbitration shall be administered by AFSA.

23.2	Should AFSA, as an institution, not be operating at that time or not be accepting requests for arbitration for any reason, then the arbitration shall be conducted in accordance with the AFSA rules for commercial arbitration (as last applied by AFSA) before an arbitrator appointed by agreement between the Parties or failing agreement within 10 (ten) business days of the demand for arbitration, then either Party shall be entitled to forthwith call upon the chairperson of the Johannesburg Bar Council to nominate the arbitrator, provided that the person so nominated shall be an advocate of not less than 10 (ten) years standing as such. The person so nominated shall be the duly appointed arbitrator in respect of the dispute. In the event of the attorneys of the Parties failing to agree on any matter relating to the administration of the arbitration, such matter shall be referred to and decided by the arbitrator whose decision shall be final and binding on the Parties.

23.3	Any Party may appeal the decision of the arbitrator or arbitrators in terms of the AFSA rules for commercial arbitration.

23.4	Nothing herein contained shall be deemed to prevent or prohibit either Party from applying to the appropriate court for urgent relief or for judgment in relation to a liquidated claim.

23.5	Any arbitration in terms of this clause 23 (including any appeal proceedings) shall be conducted in camera and the Parties shall treat as confidential details of the dispute submitted to arbitration, the conduct of the arbitration proceedings and the outcome of the arbitration.

23.6	This clause 23 will continue to be binding on the Parties notwithstanding any termination or cancellation of the Agreement.

23.7	The Parties agree that the written demand by either Party to the dispute in terms of clause 23.1 that the dispute or difference be submitted to arbitration, is to be deemed to be a legal process for the purpose of interrupting extinctive prescription in terms of the Prescription Act, 1969.
24	NOTICES AND DOMICILIA
24.1	The Parties select as their respective domicilia citandi et executandi the following physical addresses, and for the purposes of giving or sending any notice provided for or required under this Agreement, the said physical addresses as well as the following telefax numbers —

Name	Physical Address	Telefax
Seller	c/o Knowles Husain	+27 11 669 6299
Lindsay Attorneys
4th Floor, The Forum
2 Maude Street
Sandown, Sandton
Marked for the attention of: Ian Lindsay

Name	Physical Address	Telefax
Purchaser	Block 27	+27 11 684 0188
Randfontein Office Park
Corner Main Reef Road &
Ward Avenue Randfontein
Republic of South Africa
Marked for the attention of: The Company Secretary
provided that a Party may change its domicilium or its address for the purposes of notices to any other physical address or telefax number in the Republic of South Africa by written notice to the other Party to that effect. Such change of address will be effective 5 (five) business days after receipt of the notice of the change.
24.2	All notices to be given in terms of this Agreement will be given in writing, in English, and will —
24.2.1	be delivered by hand or sent by telefax;

24.2.2	if delivered by hand during business hours, be presumed to have been received on the date of delivery. Any notice delivered after business hours or on a day which is not a business day will be presumed to have been received on the following business day; and

24.2.3	if sent by telefax during business hours, be presumed to have been received on the date of successful transmission of the telefax. Any telefax sent after business hours or on a day which is not a business day will be presumed to have been received on the following business day.
24.3	Notwithstanding the above, any notice given in writing in English, and actually received by the Party to whom the notice is addressed, will be deemed to have been properly given and received, notwithstanding that such notice has not been given in accordance with this clause.

24.4	The Parties record that whilst they may correspond via email during the currency of this Agreement for operational reasons, no formal notice required in terms of this Agreement, nor any amendment of or variation to this Agreement may be given or concluded via email.
25	BENEFIT OF THE AGREEMENT

This Agreement will also be for the benefit of and be binding upon the successors in title and permitted assigns of the Parties or either of them.
26	APPLICABLE LAW AND JURISDICTION
26.1	This Agreement will in all respects be governed by and construed under the laws of the Republic of South Africa.

26.2	For the purpose of clause 23.4 or for the purpose of making the arbitration award an order of court, the Parties hereby consent and submit to the non-exclusive jurisdiction of the North Gauteng High Court, Pretoria in any dispute arising from or in connection with this Agreement. The Parties agree that any costs awarded will be recoverable on an attorney-and-own-client scale unless the Court specifically determines that such scale shall not apply, in which event, subject to any specific determination by the Court, the costs will be recoverable in accordance with the High Court tariff, determined on an attorney-and-client scale.
27	GENERAL
27.1	This Agreement constitutes the whole of the agreement between the Parties relating to the matters dealt with herein and, save to the extent otherwise provided herein, no undertaking, representation, term or condition relating to the subject matter of this Agreement not incorporated in this Agreement shall be binding on either of the Parties.

27.2	No addition to or variation, deletion, or agreed cancellation of all or any clauses or provisions of this Agreement will be of any force or effect unless in writing and signed by the Parties.

27.3	No waiver of any of the terms and conditions of this Agreement will be binding or effectual for any purpose unless in writing and signed by the Party giving the same. Any such waiver will be effective only in the specific instance and for the purpose given. Failure or delay on the part of either Party in exercising any right, power or privilege hereunder will not constitute or be deemed to be a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

27.4	All provisions and the various clauses of this Agreement are, notwithstanding the manner in which they have been grouped together or linked grammatically, severable from each other. Any provision or clause of this Agreement which is or becomes unenforceable in any jurisdiction, whether due to voidness, invalidity, illegality, unlawfulness or for any other reason whatever, shall, in such jurisdiction only and only to the extent that it is so unenforceable, be treated as pro non scripto and the remaining provisions and clauses of this Agreement shall remain of full force and effect. The Parties declare that it is their intention that this Agreement would be executed without such unenforceable provision if they were aware of such unenforceability at the time of execution hereof.

27.5	Neither this Agreement nor any part, share or interest herein nor any rights or obligations hereunder may be ceded, delegated or assigned by either Party without the prior written consent of the other Party, save as otherwise provided herein.

27.6	This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement as at the date of signature of the Party last signing one of the counterparts.
28	COSTS

Each Party will bear and pay its own legal costs and expenses of and incidental to the negotiation, drafting, preparation and implementation of this Agreement.

29	SIGNATURE

Signed on behalf of the Parties, each signatory hereto warranting that he/she has due authority to do so.
SIGNED at SANDTON on 8 SEPTEMBER 2009

For and on behalf of PAMODZl GOLD FREE STATE (PROPRIETARY) LIMITED (IN PROVISIONAL LIQUIDATION)

(UNDER POWER OF ATTORNEY) Signature

Name of Signatory

JOINT PROVISION LIQUIDATORS

Designation of Signatory
SIGNED at SANDTON on 8 SEPTEMBER 2009

For and on behalf of HARMONY GOLD MINING COMPANY LIMITED

Signature

R.A.L. Atkinson
Name of Signatory

EXECUTIVE
Designation of Signatory

WESTRUST (PTY) LTD	P O BOX 10527
1ST FLOOR	JOHANNESBURG
41 CENTRAL STREET	2000
HOUGHTON	TEL: (011) 728 3222
2198
POWER OF ATTORNEY TO ADMINISTER ESTATES
I, the undersigned,
ALLAN DAVID PELLOW
do hereby nominate constitute and appoint
GAVIN CECIL GAINSFORD
In the following Estates :
Pamodzi Gold Free State (Pty) Limited (In Liquidation)
Master’s Reference No. T2258/09
Pamodzi Gold East Rand (Pty) Limited (In Liquidation)
Master’s Reference No. T2257/09
Irrevocably and in rem suam, jointly and severally with Power of Substitution, to be my lawful Attorney and Agent in my name, place and stead to appear before the Master of the High Court, or before any Magistrate, at his or their offices, likewise before any Commissioner, and to appear at all Meetings of Creditors to be held in Insolvent Estates and Companies in Liquidation and then and there, on my behalf to file and prove claims against the said Estate, to vote for me in the election of a Trustee or Liquidator, to accept appointments on my behalf, to administer the Estates and prepare and sign liquidation accounts, reports and any other documents and further to represent me in all matters or things relating to the administration of said Estates, including the right to vote on an Offer of Compromise and generally for effecting the purpose aforementioned to do or cause to be done whatsoever will be requisite, as fully and effectually, to all intents and purposes as I might or could do if personally present and acting herein; hereby ratifying, allowing and confirming and promising and agreeing to ratify, allow and confirm all and whatsoever my said Attorney or Agent shall lawfully do or cause to be done in the premises by virtue of these premises.
GIVEN UNDER MY HAND AT JOHANNESBURG THIS 19 DAY OF AUGUST 2009 in the presence of the undersigned witnesses.
WITNESSES:

1.

2.

ANNEXURE “1”
PSGM PLANT AREA

HARMONY GOLD MINING COMPANY LTD
PRESIDENT STEYN GOLD MINE SOUTH
PLANT AREA
SCALE 1:7 500
LEGEND
SR284
SURFACE RIGHT PERMIT NUMBERS: SR121, SR284, SR439, SR117 AND Ø 157/77
GOLD PLANT AREA
SR117
SR284
0 157/77
ESS2
X=3 099 000.00
X=3 100 000.00
Y+21 000.00
Y+20 000.00
PRESIDENT STEIN 154

HARMONY GOLD MINING COMPANY LTD PRESIDENT STEYN GOLD MINE SOUTH PLANT AREA SCALE 1:7 500 LEGEND SURFACE RIGHT PERMIT NUMBERS* SR284 SR121, SR284, SR439, SR117 AND 0 157/77 GOLD PLANT AREA

ANNEXURE “2”
SPEICIFIED ASSETS

Shaft/		Asset Description — Estimated
Location	Asset Name	tonnage.	Asset Condition
Pamodzi Plant	Conveyor	200 tons @ 5.5 g/t = 1.10kg of gold.	STILL THE SAME.

Pamodzi Plant	Silos and Thickeners	3500 tons @ 5.5 g/t = 19.25kg of gold.	STILL THE SAME.

Pamodzi Plant	Mill Loads	150 tons @ 30.0 g/t = 4.50kg of gold.	STILL THE SAME.

Pamodzi Plant	Mill Trench	50 tons @ 30 g/t = 1.50kg of gold.	MOST OF THE ORE CLEANED OUT AND STOCK PILED. STILL AVAILABLE.

Pamodzi Plant	Gold Sump	750 tons @ .80 g/t = 0.60kg of gold.	STILL THE SAME.

Pamodzi Plant	Gemini Tailings Sump	0.05 tons @ 800 g/t = 0.04kg of gold.	STILL THE SAME.

Pamodzi Plant	Slag and Flue dust	0.85 tons @ 420 g/t = 0.36kg of gold.	STILL THE SAME.

Pamodzi Plant	Total	4651 tons @ 5.88 g/t = 27.35kg of gold.	STILL THE SAME.

Shaft /
Location	Asset Name	Asset Description	Asset Condition
Pamodzi Plant	Conveyor walkways.	Constructed of wood.	IN A FAIR CONDITION.

Pamodzi Plant	Thickeners	3 x De-commissioned thickeners.	ALL THREE HAVE FAULTY DRIVES.

Pamodzi Plant	All Air Filters	12 X Filters require major maintenance.	ALL TWELVE ARE IN BAD CONDITION.

Pamodzi Plant	AA MACHINE	Old.	BAD CONDITION.

Shaft / Location	Asset Name	Asset Description	Asset Condition
Pamodzi Plant	Knelson concentrators	2 X CONCENTRATORS AND 1 X STRIPPED CONCENTRATOR.	ALL THREE IN BAD CONDITION.

Pamodzi Plant	ROM mill shells	4 X SHELLS.	GOOD CONDITION.

Pamodzi Plant	Leach tanks	10 X TANKS. 6 X COMISSIONED AND 4 X DE-COMISSIONED.	ALL TEN IN GOOD CONDITION.

Pamodzi Plant	Critical Spares.		NONE AVAILABLE.

Pamodzi Plant	One leaf clarifier.		BAD CONDITION.

Pamodzi Plant	General Spares.	MISCELANEOUS SPARES.	LIMITED SPARES ARE AVAILABLE.

Pamodzi Plant	ROM mills.	No.4 mill stripped, require pinion gear and girth gear needs refurbishment. Mill motor is at Grootvlei.	BAD CONDITION.

Shaft/
Location	Asset Name	Asset Description	Asset Condition
Pamodzi Plant	Office Blocks	SECURITY AND TRAINING CENTRE BUILDING AT THE FRONT ENTRANCE.	FAIR CONDITION.

Pamodzi Plant	Office Blocks	SECURITY CAMERA ROOM.	FAIR CONDITION.

Pamodzi Plant	Buildings	3 x MAIN SUBSTATIONS	FAIR CONDITION.

Pamodzi Plant	Stores	GOLD PLANT STORE.	GOOD CONDITION.

Shaft/
Location	Asset Name	Asset Description	Asset Condition
Pamodzi Plant	Office Blocks	PLANT PERSONEL OFFICES.	FAIR CONDITION — STILL IN USE.

Pamodzi Plant	Change house	2 X FACILITIES AVAILABLE	FAIR CONDITION — STILL IN USE.

Pamodzi Plant	Workshops	ELECTRICAL WORKSHOP.	ARTISANS HAVE REMOVED ALL TOOLS. SPARE MOTORS IN WORKSHOP. FAIR CONDITION.

Pamodzi Plant	Workshops	BOILERMAKER WORKSHOP.	ARTISANS HAVE REMOVED ALL TOOLS. FAIR CONDITION.

Pamodzi Plant	Workshops	FITTER WORKSHOP	ARTISANS HAVE REMOVED ALL TOOLS. FAIR CONDITION.

Shaft /
Location	Asset Name	Asset Description	Asset Condition
Pamodzi Plant	Vehicle and Machines	Furukawa loader 7 tons.Komatsu loader / forklift 3 tons. Toyota forklift 2 tons. Cat loader 4 tons. Hino Tipper Truck 20 tons. Liebherr Excavator 30 tons.	ALL IN USUABLE CONDITION.EXCEPT FOR THE LIEBHERR EXCAVATOR WHICH NEEDS A ENGINE OVERHAUL.

Pamodzi Plant	Smelt house	2 X 4.5m x 3m acid vats. 2 X Johnson presses. 6 X Leonard Light calciner ovens. 2 X Arc furnaces. 1 X Gemini Series GT-250 shaking table. 1 X 300 mm x 1200 mm vibrator screen. 1X Chubb strong room.	ALL IN USUABLE CONDITION.

Pamodzi Plant	Residue	1 X Residue Conveyor belt 131 meters x 1200 mm. 2 x Repulpers.	FAIR CONDITION.

Pamodzi Plant	Office Equipment	1 X Pentium Note Book. 1 X Desk Jet 970xi Printer. 1 X Nashua Photostat Machine. 1X Nashua Fax Machine. 1 X Pentium 3 Computer. 1X Laser Jet 1010 Printer. 1X Pentium 4 Computer. 1X Pentium 4 Computer. 1 X Laser Jet Printer	ALL IN USUABLE CONDITION.

Pamodzi Plant	General	Approximately 250 tons of copper cable. Approximately 500 tons of steel pipes.	FAIR CONDITION.

ANNEXURE “3”
SURFACE RIGHT PERMITS

		RMT	New SRP
Description	SRP NO	NO	No	Registered Holder
Area for reduction works with fencing on Klippan 14	0 5/56	SR 121	4790/2005	Free State Consolidated Gold Mines (Operations) Limited

Uranium plant with fencing on Klippan 14	0 80/56	SR 284	4672/2005	Free State Consolidated Gold Mines (Operations) Limited

Extension to Uranium plant with fencing on Klippan 14	0 145/57	SR 439	4701/2005	Free State Consolidated Gold Mines (Operations) Limited

Flotation plant with fencing on Klippan 14	152/77	0 157/77	4655/2005	Free State Consolidated Gold Mines (Operations) Limited

Area for rock dump on Klippan 14	0 3/56	SR 117	4695/2005	Free State Consolidated Gold Mines (Operations) Limited